November 8, 2007

Dear Greater Buffalo Savings Bank and First Niagara WNY Employees,

We want to take this opportunity to update you on where things stand as we move toward the completion of our merger which is scheduled for mid-February 2008.

This week we are letting customers and employees know of our intentions when it comes to branch consolidations following the completion of our merger. We expect to combine six GBSB branches with First Niagara branches and three First Niagara branches with GBSB branches. The primary factor in our consolidation decisions was to select the branch facility that was located and equipped to best serve the needs of our customers. An additional seven GBSB locations will stay open after the merger. A complete list of the branch consolidations and the additional GBSB locations remaining open is attached.

We do not expect any major impact on customer convenience as the branches being combined are located very near each other and, in most cases, will be staffed with a combination of employees from both banks that customers have come to know. Additionally, GBSB consumer and business customers will benefit from First Niagara’s expanded product and service offering and the customers of both banks will have access to a significantly expanded branch network in Western New York.

Thank you for your cooperation and continued dedication to serving our customers as we work to make this merger a positive experience for our customers and one that creates a company even better positioned for successful and profitable growth. We do recognize that the changes that come with a merger are often difficult for employees so we are committed to doing all we can to make the transition easier for those GBSB employees who will be joining First Niagara as well as for those who will not. We will continue to keep you informed of any additional significant developments as we prepare to complete our merger.

Sincerely,

/s/ Andrew W. Dorn, Jr.	/s/ John R. Koelmel
Andrew W. Dorn, Jr.	John R. Koelmel
President & CEO	President & CEO
Greater Buffalo Savings Bank	First Niagara Bank
and Great Lakes Bancorp	and First Niagara Financial Group